                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-38491


                    SUPPLEMENT NO. 2 DATED FEBRUARY 4, 1998
                                      TO
                PROSPECTUS DATED DECEMBER 29, 1997 RELATING TO
$185,000,000 PRINCIPAL AMOUNT OF 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004
        AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
                         OF HALTER MARINE GROUP, INC.



     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated December 29, 1997 (the "Prospectus"), forming a part of the Registration Statement on Form S-3, File No. 333-38491. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders and to revise certain of the information in the Prospectus regarding the Selling Securityholders.

     The information provided for (i) OCM Convertible Trust, (ii) State of Connecticut Combined Investment Funds, (iii) Vanguard Convertible Securities Fund, Inc., (iv) Hughes Aircraft Company Master Retirement Trust, (v) Combined Insurance Company of America and (vi) CFW-C, L.P. in the Prospectus shall be deleted in its entirety and replaced with the information set forth in the table below.

     In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder,
(ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                    PRINCIPAL      PRINCIPAL      COMMON STOCK     COMMON STOCK
                                    AMOUNT OF   AMOUNT OF NOTES    OWNED PRIOR       OFFERED
NAME OF SELLING SECURITYHOLDER     NOTES OWNED  OFFERED HEREBY   TO OFFERING (1)    HEREBY(2)
------------------------------     -----------  ---------------  ---------------   ------------
Nomura Securities (Bermuda)
 LTD............................   $ 3,250,000      $ 3,250,000         103,174        103,174

Franklin Investors Securities
 Trust - Convertible Securities
 Fund...........................   $ 1,250,000      $ 1,250,000          39,682         39,682


Bear, Stearns & Co. Inc.........   $ 2,100,000      $ 2,100,000          66,666         66,666

Hudson River Trust Growth
 & Income Account (3)...........   $   710,000      $   710,000          22,539         22,539

Memphis Light, Water & Gas
 Retirement Fund (3)............   $   590,000      $   590,000          18,730         18,730

David Lipscomb University
 General Endowment (3)..........   $    40,000      $    40,000           1,269          1,269

The Frist Foundation (3)........   $   150,000      $   150,000           4,761          4,761

Hudson River Trust Growth
 Investors (3)..................   $   540,000      $   540,000          17,142         17,142

Hudson River Trust Balanced
 Account (3)....................   $   670,000      $   670,000          21,269         21,269

OCM Convertible Trust (4).......   $ 3,245,000      $ 3,245,000         103,015        103,015

State of Connecticut
 Combined Investment
 Funds (4)......................   $ 2,660,000      $ 2,660,000          84,444         84,444

Vanguard Convertible
 Securities Fund, Inc. (4)......   $ 1,960,000      $ 1,960,000          62,222         62,222

Hughes Aircraft Company
 Master Retirement Trust (4)....   $   975,000      $   975,000          30,952         30,952

Combined Insurance
 Company of America (4).........   $   800,000      $   800,000          25,396         25,396

CFW-C, L.P. (4).................   $10,500,000      $10,500,000         333,333        333,333
                                   -----------      -----------         -------        -------
     TOTAL......................   $29,440,000      $29,440,000         934,594        934,594
                                   ===========      ===========         =======        =======

______________________

(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the Conversion Price and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Although Alliance Capital Management may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities, it disclaims beneficial ownership with respect to such securities.

(4) This information replaces the information pertaining to such Selling Securityholders in the Prospectus.

     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.